Exhibit 1.3

SUB-DEALER MANAGER AGREEMENT

THIS SUB-DEALER MANAGER AGREEMENT (this “Agreement”), dated as of June 7, 2023, is entered into between BentallGreenOak Real Estate US LLC, a Delaware limited liability company (the “Dealer Manager”), and Advisors Asset Management, Inc., a Delaware corporation (the “Sub-Dealer Manager”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

BACKGROUND

WHEREAS, BGO Industrial Real Estate Income Trust, Inc. (the “Company”) is an externally managed, real estate investment trust, that invests primarily in stabilized, income-oriented industrial warehouse and logistics properties, and, to a lesser extent, real estate-related assets, including real estate debt and real estate-related securities;

WHEREAS, the Company has filed one or more Registration Statements with the SEC, pursuant to which the Company intends to offer on a continuous basis to the public shares of its common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, the Company entered into that certain dealer manager agreement (the “Dealer Manager Agreement”), dated June 7, 2023, with the Dealer Manager, pursuant to which the Company appointed the Dealer Manager as its agent and principal distributor for the purpose of selling for cash to the public up to the maximum amount of Shares set forth in the Prospectus primarily through Offering Participants;

WHEREAS, the Dealer Manager Agreement provides that the Dealer Manager may engage one or more sub-dealer managers and may delegate certain of its obligation under the Dealer Manager Agreement to such sub-dealer managers;

WHEREAS, the Sub-Dealer Manager entered into that certain distribution agreement, dated September 1, 2022 (the “Distribution Agreement”), with BentallGreenOak (U.S.) Limited Partnership, the external investment adviser and sponsor of the Company and the parent of the Dealer Manager (“BGO”), pursuant to which BGO appointed the Sub-Dealer Manager, and the Sub-Dealer Manager agreed, to market and promote certain investment funds sponsored, advised or otherwise managed by BGO to, and solicit investments by, retail investors through U.S. offices of broker-dealers, investment advisers, multi-family offices (excluding any multi-family office that has a preexisting relationship with BGO), banks, turnkey asset management platforms and similar platforms acting as financial intermediaries that market, sell and distribute investment products primarily to retail investors located in the United States (excluding, for the avoidance of doubt, any branch, office or affiliate of any such person that is not located in the United States) (such platforms, “Intermediaries”);

WHEREAS, pursuant to the terms of the Distribution Agreement, the Dealer Manager desires to engage the Sub-Dealer Manager to render the services as set forth in this Agreement with respect to the Offering of the Shares; and

WHEREAS, the Sub-Dealer Manager is willing to undertake such duties and responsibilities on behalf of, and subject to the supervision of, the Dealer Manager on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, it is hereby agreed between the parties hereto as follows:

1.             Definitions: As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Advisory Agreement” shall mean that certain Advisory Agreement, dated June 7, 2023, by and among the Company, the Operating Partnership and BGO, as the same may be amended from time to time.

“Agreement” has the meaning set forth in the Preamble.

“Authorized Sales Materials” means any and all printed sales literature or other materials which have been approved in advance in writing by the Company and appropriate regulatory agencies for use in the Offering.

“BGO” has the meaning set forth in the Background.

“Common Stock” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Background.

“Company Charter” means the charter of the Company, as amended and/or supplemented from time to time.

“Covered NAV” means of the aggregate NAV of the Shares that have been (and remain) invested by stockholders who have been sourced by the Sub-Dealer Manager through an Intermediary, other than any assets invested (as seed capital or otherwise) by SLC or any employee thereof.

“Dealer” has the meaning set forth in Section 3.

“Dealer Manager” has the meaning set forth in the Preamble.

“Dealer Manager Agreement” has the meaning set forth in the Background.

“Distribution Agreement” has the meaning set forth in the Background.

“DRIP” has the meaning set forth in Section 3.

“DRIP Shares” has the meaning set forth in the definition of Offering.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Intermediaries” has the meaning set forth in the Background.

“NAV” has the meaning set forth in Section 3.

“Offering” means an ongoing public offering of the Shares pursuant to a Registration Statement. The Offering is and shall be comprised of a maximum amount of Shares that will be issued and sold to the public at the public offering prices per Share set forth in the Prospectus pursuant to a primary offering (the “Primary Shares”) and the Company’s distribution reinvestment plan (the “DRIP Shares”).

“Offering Participants” has the meaning set forth in Section 3.

“Operating Partnership” shall mean BGO IREIT Operating Partnership LP, a Delaware limited partnership and the operating partnership of the Company.

“Participating Dealer Agreement” has the meaning set forth in Section 3.

“Primary Shares” has the meaning set forth in the definition of Offering.

“Prospectus” has the meaning set forth in the Company Charter.

“Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1, as such Schedule 1 may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto).

“RIAs” has the meaning set forth in Section 3.

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“SEC” means the U.S. Securities and Exchange Commission.

“Selected Institution” has the meaning set forth in Section 3.

“Selected Institution Agreement” has the meaning set forth in Section 3.

“Selected RIA” has the meaning set forth in Section 3.

“Selected RIA Agreement” has the meaning set forth in Section 3.

“Shares” means Class T, Class S, Class D and/or Class I shares of Common Stock being offered in the Offering.

“SLC” means Sun Life Capital Management (U.S.) LLC, a Delaware limited liability company, or any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Sun Life Capital Management (U.S.) LLC.

“Sub-Dealer Manager” has the meaning set forth in the Preamble.

“Sub-Dealer Manager Fee” has the meaning set forth in Section 6.g.

2.             Rules of Construction: In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement. Nothing in this Agreement shall be construed to be inconsistent with the rights of the Sub-Dealer Manager under the Distribution Agreement.

3.             The Offering: The Company is offering to the public four classes of Shares: Class T shares, Class S shares, Class D shares and Class I shares. The differences between the classes of Shares and the eligibility requirements for each class are described in detail in the Prospectus. The Shares are to be offered and sold to the public as described under the caption “Plan of Distribution” in the Prospectus. Except as otherwise agreed by the Company and the Dealer Manager, Shares sold through the Dealer Manager are to be sold through (a) the participating broker-dealers (each a “Dealer” and collectively, the “Dealers”) with whom the Dealer Manager has entered into or will enter into a participating dealer agreement related to the distribution of Shares substantially in such form as approved by the Company (each a “Participating Dealer Agreement”), (b) certain investment advisors, including, without limitation, both registered investment advisers (“RIAs”) and other advisors or managers exempt from federal and/or state RIA registration (each a “Selected RIA” and collectively, the “Selected RIAs”) with whom the Dealer Manager has elected, in its sole discretion, to enter into a selected RIA agreement related to the distribution of Shares (a “Selected RIA Agreement”), and (c) other qualified financial institutions (each a “Selected Institution” and, collectively with the Dealers and Selected RIAs, the “Offering Participants”) with whom the Dealer Manager has elected, in its sole discretion, to enter into an appropriate agreement or other arrangements regarding the distribution or purchase of Shares in a form agreed to by the Company (each a “Selected Institution Agreement”), at a purchase price generally equal to the Company’s prior month’s net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus), or at a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Share since the end of the prior month, plus in either case any applicable selling commissions and dealer manager fees, subject in certain circumstances to reductions thereof as described in the Prospectus. For stockholders who participate in the Company’s distribution reinvestment plan (as amended from time to time, the “DRIP”), the cash distributions attributable to the class of Shares that each stockholder owns will be automatically invested in additional shares of the same class. The DRIP Shares are to be issued and sold to stockholders of the Company at a purchase price equal to the Primary Share offering price per share before any applicable selling commissions and dealer manager fees of the applicable class of Shares on the date that the distribution is payable. For avoidance of doubt, it is expressly understood that where reference is made herein to Offering Participants participating in the sale, offering, or distribution of Shares, or such activities being conducted through or solicited by them, when such terms are applied to Offering Participants who are not Dealers, such terms are intended to refer only to activities for which an Offering Participant is properly registered, licensed, and authorized to engage in and are not intended to include activities for which an Offering Participant is not properly registered, licensed, and authorized.

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4.             Representations and Warranties of the Dealer Manager: The Dealer Manager represents and warrants to the Sub-Dealer Manager that:

a.            The Dealer Manager has been duly and validly organized and formed as a limited liability company under the laws of the State of Delaware.

b.            The Dealer Manager has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been, or will be, duly and validly authorized by all necessary limited liability company action on its part.

c.            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or conflict with any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Dealer Manager, (ii) subject to receipt of any necessary licenses by the Dealer Manager, violate any of the terms, conditions, or provisions of any applicable law or license to which the Dealer Manager is subject or by which its assets are bound or (iii) violate, breach or constitute a default under any contract to which the Dealer Manager is a party or by which the Dealer Manager’s assets are bound.

d.            The Dealer Manager has all licenses, registrations, permits, approvals and permissions necessary, required or advisable in order to perform lawfully its obligations under this Agreement, including any registrations required under any applicable law and that none of such licenses, registrations, permits, approvals and permissions are expired, revoked, suspended, terminated, limited, qualified or conditioned.

e.            No action, suit or proceeding is pending or, to the knowledge of the Dealer Manager, threatened against it, before or by any court, regulatory agency or other governmental authority that challenges the validity or enforceability of this Agreement or of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on the performance by the Dealer Manager of its obligations under this Agreement or the transactions contemplated hereby.

f.             No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person on the part of the Dealer Manager is required for the execution and delivery of this Agreement and the performance of its obligations and duties hereunder, except for such as have been obtained and remain in full force and effect or where the failure to obtain and remain in full force and effect would not, either individually or in the aggregate, materially adversely affect the business or financial condition of the Dealer Manager or impair its ability to carry out its obligations under this Agreement.

g.            The Dealer Manager Agreement shall include representations, warranties and indemnification obligations of the Company for the benefit of the Sub-Dealer Manager that are substantially the same as the representations, warranties and indemnification obligations contained in the Dealer Manager Agreement with respect to the Dealer Manager and the Sub-Dealer Manager shall be a third party beneficiary to the Dealer Manager Agreement such that the Sub-Dealer Manager shall be entitled to enforce the same against the Company as if it was an original party thereto. The Dealer Manager agrees to take commercially reasonable efforts to include (i) representations, warranties and indemnification obligations of the applicable Offering Participant for the benefit of the Sub-Dealer Manager in each Participating Dealer Agreement, Selected RIA Agreement and Selected Institution Agreement that are substantially the same as the representations, warranties and indemnification obligations contained in the applicable Participating Dealer Agreement, Selected RIA Agreement or Selected Institution Agreement with respect to the Dealer Manager and (ii) the Sub-Dealer Manager as a third party beneficiary to each such agreement such that the Sub-Dealer Manager shall be entitled to enforce the same against the applicable Offering Participant as if it was an original party thereto.

h.            The representations and warranties made by the Dealer Manager in this Section 4 are true and correct as of the date of this Agreement and, throughout the term of this Agreement, the Dealer Manager will act reasonably and in good faith to ensure that such representations and warranties remain true and correct in all material respects. The Dealer Manager shall give prompt notice to the Sub-Dealer Manager in the event that the Dealer Manager becomes aware of any material inaccuracy or breach, as the case may be, of the foregoing representations or warranties. The Dealer Manager acknowledges that the Sub-Dealer Manager is relying upon the foregoing representations and warranties.

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5.             Representations and Warranties of the Sub-Dealer Manager. The Sub-Dealer Manager represents and warrants to Dealer Manager and the Company that:

a.            The Sub-Dealer Manager has been duly and validly organized and formed as a corporation under the laws of the State of Delaware.

b.            The Dealer Manager has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been, or will be, duly and validly authorized by all necessary corporate action on its part.

c.            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or conflict with any provision of the articles of incorporation, bylaws or other organizational documents of the Sub-Dealer Manager, (ii) subject to receipt of any necessary licenses by the Sub-Dealer Manager, violate any of the terms, conditions, or provisions of any applicable law or license to which the Sub-Dealer Manager is subject or by which its assets are bound or (iii) violate, breach or constitute a default under any contract to which the Sub-Dealer Manager is a party or by which the Sub-Dealer Manager’s assets are bound.

d.            The Sub-Dealer Manager has all licenses, registrations, permits, approvals and permissions necessary, required or advisable in order to perform lawfully its obligations under this Agreement, including any registrations required under any applicable law and that none of such licenses, registrations, permits, approvals and permissions are expired, revoked, suspended, terminated, limited, qualified or conditioned.

e.            No action, suit or proceeding is pending or, to the knowledge of the Sub-Dealer Manager, threatened against it, before or by any court, regulatory agency or other governmental authority that challenges the validity or enforceability of this Agreement or of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on the performance by the Sub-Dealer Manager of its obligations under this Agreement or the transactions contemplated hereby.

f.             No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person on the part of the Sub-Dealer Manager is required for the execution and delivery of this Agreement and the performance of its obligations and duties hereunder, except for such as have been obtained and remain in full force and effect or where the failure to obtain and remain in full force and effect would not, either individually or in the aggregate, materially adversely affect the business or financial condition of the Sub-Dealer Manager or impair its ability to carry out its obligations under this Agreement.

g.            The representations and warranties made by the Sub-Dealer Manager in this Section 5 are true and correct as of the date of this Agreement and, throughout the term of this Agreement, the Sub-Dealer Manager will act reasonably and in good faith to ensure that such representations and warranties remain true and correct in all material respects. The Sub-Dealer Manager shall give prompt notice to the Dealer Manager in the event that the Sub-Dealer Manager becomes aware of any material inaccuracy or breach, as the case may be, of the foregoing representations or warranties. The Sub-Dealer Manager acknowledges that the Dealer Manager is relying upon the foregoing representations and warranties.

6.             Obligations and Compensation of Sub-Dealer Manager.

a.            The Dealer-Manager hereby appoints the Sub-Dealer Manager as its agent for the purpose of marketing and promoting investments in Shares up to the maximum amount of Shares set forth in the Prospectus (subject to the Company’s right of reallocation, as described in the Prospectus) primarily through the Offering Participants. The Sub-Dealer Manager hereby accepts such agency and distributorship and agrees to use commercially reasonable efforts to market and promote the Shares primarily through the Offering Participants on said terms and conditions set forth in the Prospectus with respect to each Offering and any additional terms or conditions specified in this Agreement, as it may be amended from time to time.

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b.            The Sub-Dealer Manager represents to the Dealer Manager that it is a member in good standing of FINRA and that it and its employees and representatives have all required licenses and registrations to act under this Agreement. The Sub-Dealer Manager agrees to notify the Dealer Manager immediately if the Sub-Dealer Manager ceases to be a member in good standing of FINRA. With respect to the Sub-Dealer Manager’s participation in the distribution of the Shares in the Offering, the Sub-Dealer Manager agrees to comply in all material respects with the applicable requirements of the Securities Act, the Rules and Regulations, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and all other state or federal laws, rules and regulations applicable to the Offering and the sale of Shares, all applicable state securities or blue sky laws and regulations, and the rules of FINRA applicable to the Offering, from time to time in effect, including, without limitation, FINRA Rules 2040, 2111, 2310, 5110 and 5141. The Sub-Dealer Manager will not make any recommendations to retail investors that would subject the Sub-Dealer Manager to compliance with Regulation Best Interest.

c.            As soon as practicable after the initial effective date of the Registration Statement, but in no event prior to the Dealer Manager instructing the Sub-Dealer Manager to commence such Offering, the Sub-Dealer Manager shall commence the offering of the Shares in the Offering in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Sub-Dealer Manager will immediately suspend or terminate offering of the Shares upon request of the Dealer Manager or Company at any time and will resume offering the Shares upon subsequent request of the Dealer Manager.

d.           Without limitation of Section 6(a), the Sub-Dealer Manager shall provide the following services (collectively, the “Services”) with respect to any Offering:

(i)            develop an overall marketing strategy for the distribution and sale of the Shares;

(ii)           provide marketing and investor support services to the Dealer Manager with respect to the distribution and sale of the Shares;

(iii)          develop and prepare (with the assistance of the Dealer Manager) pitch books and other marketing materials to be provided to Intermediaries and potential investors (which shall include appropriate disclosure regarding the fees charged to an investor as a result of investing through an Intermediary);

(iv)          provide Intermediaries with the eligibility and suitability requirements for the Shares (with such requirements to be provided to the Sub-Dealer Manager by the Dealer Manager);

(v)           schedule and attend meetings with Intermediaries (which shall include the Dealer Manager where appropriate), and provide periodic summaries of the status of such meetings as reasonably requested by the Dealer Manager;

(vi)          engage in active dialogue and communications with Intermediaries, and provide support and assistance to the applicable Dealer Manager in connection with its communications with Intermediaries; and

(vii)         perform such additional services required by this Agreement or applicable law or as are requested by the Dealer Manager and agreed to by the Sub-Dealer Manager;

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For the avoidance of doubt, the Sub-Dealer Manager shall not have any right or obligation under this Agreement to market, promote, distribute or sell any Shares to any person, other than Intermediaries, including, for the avoidance of doubt, any Person located outside of the United States.

e.             The Sub-Dealer Manager shall not distribute or disseminate any Prospectus, Authorized Sales Materials or other information regarding the Dealer Manager or the Company that have not been approved in writing by the Dealer Manager.

f.             The Sub-Dealer Manager shall maintain all licenses, registrations, permits, approvals and permissions necessary, required or advisable in order to perform lawfully its obligations under this Agreement and applicable law, including it is registration as a broker-dealer and each of the Sub-Dealer Manager’s directors, officers, employees, agents and representatives who will engage in the provision of the Services will be (A) registered or licensed as an agent, sales person or sales representative in any jurisdiction in which they are required to be so registered or licensed and (B) registered as a registered representative of the Sub-Dealer Manager with FINRA, in the category of general securities representative and/or such other categories of registration as may be required to sell Shares, unless, in each case, such individual is not and will not be so required to be registered or licensed.

g.             The Dealer Manager shall, or shall cause an affiliate on its behalf, to pay to the Sub-Dealer Manager a commission equal to 0.25% per annum, payable monthly in arrears, of the Covered NAV (the “Sub-Dealer Manager Fee”), payable in cash, Class E shares or Class I shares of the Company, Class E units or Class I units of the Operating Partnership, or a combination thereof, in the same manner and proportion that the management fee is paid to BGO in accordance with the terms of the Advisory Agreement; provided, that the amount of the Sub-Dealer Manager Fee shall in no event exceed the amount due with respect to the Covered NAV under the terms of the Distribution Agreement. The Sub-Dealer Manager Fee shall be payable at such times as set forth in the Distribution Agreement.

7.             Survival of Provisions.

a.             The respective agreements, representations and warranties of the Dealer Manager and Sub-Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or the Sub-Dealer Manager or any person controlling the Dealer Manager or the Sub-Dealer Manager, and (b) the acceptance of any payment for the Shares.

b.             The respective agreements of the Dealer Manager and the Sub-Dealer Manager set forth in Section 6.g and Sections 6 through 13 of this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.

8.             Applicable Law. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of New York; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 8. Venue for any action brought hereunder shall lie exclusively in New York, New York.

9.             Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

10.             Successors and Amendment.

a.             This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Sub-Dealer Manager and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

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b.             This Agreement may be amended by the written agreement of the Dealer Manager and the Sub-Dealer Manager.

11.          Term and Termination.

Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. Upon expiration or termination of this Agreement, (a) the Dealer Manager shall pay to the Sub-Dealer Manager all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Sub-Dealer Manager is or becomes entitled under Section 6.g pursuant to the requirements of that Section 6.g at such times as such amounts become payable pursuant to the terms of such Section 6.g, offset by any losses suffered by the Dealer Manager or any officer or director of the Dealer Manager arising from the Sub-Dealer Manager’s breach of this Agreement, and (b) the Sub-Dealer Manager shall promptly deliver to the Dealer Manager all records and documents in its possession that relate to the Offering other than as required by law to be retained by the Sub-Dealer Manager. The Sub-Dealer Manager shall use its commercially reasonable efforts to cooperate with the Dealer Manager to accomplish an orderly transfer of management of the Offering to a party designated by the Dealer Manager. This Agreement shall automatically terminate if (i) the Sub-Dealer Manager ceases to be a member in good standing of FINRA, (ii) the Dealer Manager Agreement is terminated or (iii) the Distribution Agreement is terminated in accordance with its terms.

12.           Prospectus and Authorized Sales Materials. The Sub-Dealer Manager agrees that it is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Sub-Dealer Manager further agrees (a) not to deliver any Authorized Sales Materials to any investor or prospective investor, to any broker-dealer that has not entered into a Participating Dealer Agreement, or to any representatives or other associated persons of such a broker-dealer, unless it is accompanied or preceded by the Prospectus as amended and supplemented, (b) not to show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company and marked “dealer only,” “financial advisor use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (c) not to show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company or the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.

13.           Notice. Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Dealer Manager:

BentallGreenOak Real Estate US LLC

Attn: Matthew Campbell
399 Park Avenue

18th Floor

New York, NY 10022

Email: Matthew.Campbell@bgo.com

If to the Sub-Dealer Manager:

Advisors Asset Management, Inc.

Attn: Scott Colyer

18925 Base Camp Road, Suite 203

Monument, CO 80132

Email: scolyer@aamlive.com

[Signature Page Follows]

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

BentallGreenOak Real Estate US LLC

By:	/s/ Matthew Campbell
	Name:	Matthew Campbell
	Title:	Managing Partner, General Counsel and Chief Risk Officer

Accepted and agreed to as of the
date first above written:

Advisors Asset Management, Inc.

By:	/s/ Clifford D. Corso
	Name:	Clifford D. Corso
	Title:	President

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Schedule 1

Registration Statement(s)

Registration Statement on Form S-11, Registration No. 333-271906

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